Exhibit 99.1

BioCardia’s CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial Results Show Patient Benefits in Important Outcomes

Sunnyvale, Calif., May 1, 2024 (GLOBE NEWSWIRE) -- BioCardia, Inc. (NASDAQ: BCDA), a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced the primary endpoint results of the open label roll-in cohort of the CardiAMP® Cell Therapy in Chronic Myocardial Ischemia Trial.

Study clinical cardiology leadership and members of the Executive Steering Committee, Dr. Carl Pepine, Professor of Medicine at the University Florida at Gainesville, and Dr. Amish Raval, Professor of Medicine at the University of Wisconsin at Madison, presented the early positive results on Tuesday, April 30, 2024 in a webcast sponsored by BioCardia.

Results from the open label roll-in cohort of patients having chronic myocardial ischemia with refractory angina showed an average increase in exercise tolerance of 107 seconds and an average of 82% reduction in angina episodes at the primary six-month follow-up endpoint compared to before receiving the study treatment. All of the patients responded positively to therapy, as measured by increased (improved) exercise tolerance and greatly reduced angina.

These early, open-label results compare favorably to those demonstrated by current FDA approved therapies, and are in line with previous compelling investigational trial results utilizing cost prohibitive cell therapy. The webcast can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=neFatBOQ and the presentation slides are available on BioCardia’s website.

“The clinical research results presented for the roll-in cohort from our CardiAMP CMI Trial highlight BioCardia’s continuing efforts to transform the treatment paradigm in refractory angina through the promise of a one‑time cost effective minimally invasive autologous cell-based therapy,” said Peter Altman, President and CEO. “These results strongly support our continued development of this novel therapeutic approach and enhance the value of our CardiAMP cell therapy platform for shareholders and future partners.”

About Chronic Myocardial Ischemia with Refractory Angina

Chronic myocardial ischemia occurs in the setting of coronary artery disease when there is reduced blood flow to the heart. This causes angina, a type of chest pain which is characterized as refractory angina when this pain cannot be controlled by a combination of optimal medical therapy, angioplasty or bypass surgery, and is estimated to impact 600,000 to 1.8 million patients in the United States. Included in these patients are up to 15% of patients undergoing cardiac catheterization who have ischemia or angina and are suboptimal candidates for conventional revascularization. Although prognosis of refractory angina has improved in recent years, patients with refractory angina experience a significantly impaired quality of life with disproportionately high utilization of healthcare services. These observations reflect the great need for new therapies for these patients. Promising results in treating this patient population with an autologous bone marrow derived cell therapy have been shown previously(1).

Reference:

(1)

Henry TD, Losordo DW, Traverse JH, Schatz RA, Jolicoeur EM, Schaer GL, Clare R, Chiswell K, White CJ, Fortuin FD, Kereiakes DJ, Zeiher AN, Sherman W, Hunt AS, and Povsic TJ. Autologous CD34 cell therapy improves exercise capacity, angina frequency and reduces mortality in no-option refractory angina: a patient-level pooled analysis of randomized double-blinded trials, European Heart Journal, 2018.

About the CardiAMP Cell Therapy Program

Designated by the FDA as a Breakthrough Therapy for Ischemic Heart Failure, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural cell analysis for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. The CardiAMP cell therapy trials for the indications of both chronic myocardial ischemia and ischemic heart failure are covered by the Center for Medicare and Medicaid for both treatment and control procedures. CAUTION - Limited by United States law to investigational use.

About BioCardia, Inc.

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP autologous and CardiALLO allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. BioCardia also works with partners to provide its proprietary biotherapeutic delivery system along with preclinical and clinical development services for biotherapeutic delivery to the heart.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements may include, among other things, statements relating to the continued development and cost of BioCardia’s autologous cell-based therapies, the probability of success of the CardiAMP clinical trials, ability to offset clinical costs utilizing Medicare reimbursement and the ultimate success of our clinical cell therapy programs. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements.  Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully advance its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2024, under the caption titled “Risk Factors”. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120